UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2020

IDENTIV, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 Walnut Avenue, Suite 100 Fremont, California		94538
(Address of principal executive offices)		(Zip Code)

(949) 250-8888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	INVE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2020, Identiv, Inc. (the “Company”) entered into an amendment (the “Twelfth Amendment”) to its Loan and Security Agreement with East West Bank. The Twelfth Amendment, retains the total credit amount of $20.0 million but includes a new term loan facility in a principal amount of $4.5 million, and the revolving loan facility under the Loan and Security Agreement was decreased to $15.5 million. The new term loan has an interest rate equal to the prime rate plus 2.25%, will amortize beginning February 1, 2020, with principal in the amount of $0.25 million due monthly through the first anniversary of the term loan, and the remainder due on such first anniversary. In addition, certain definitions in the Loan and Security Agreement were amended pursuant to the Twelfth Amendment, including the definition of EBITDA and Borrowing Base, and a new fixed charge coverage ratio financial covenant was added. Upon repayment of the new term loan in full, the revolving loan facility will be increased to $20.0 million and the fixed charge coverage ratio financial covenant will no longer apply.

The foregoing description of the Twelfth Amendment is not complete and is qualified in its entirety by reference to the full text of the Twelfth Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On January 30, 2020, the Company issued a press release announcing preliminary financial results for its fiscal quarter and year ended December 31, 2019. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 28, 2020, the independent members of the Board of Directors (the “Board”) and the Company’s Chief Executive Officer, Steven Humphreys, agreed that effective February 1, 2020, Mr. Humphreys’ salary (other than cash withholding amounts required for taxes and other involuntary and voluntary payroll deductions) will be paid in fully vested common stock.

On January 28, 2020, the Board also approved a change in the form of payment of the annual retainer fees to directors. Effective as of February 1, 2020, such fees will be paid entirely in restricted stock units, as opposed to the current combination of cash (50%) and restricted stock units (50%).

Item 8.01	Other Events.

On January 28, 2020, the independent members of the Board initiated a process to explore strategic alternatives to enhance stockholder value. They may retain an independent financial advisor or other external resources to assist the exploration of strategic alternatives. No timetable has been set for the Company’s evaluation of strategic alternatives. The Company does not expect to comment further or update the market with any additional information on this matter unless and until the independent directors have approved a specific transaction or otherwise deem disclosure necessary or appropriate. There can be no assurance that the review of strategic alternatives will result in the Company pursuing a particular transaction or completing any transaction.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Twelfth Amendment to Loan and Security Agreement dated January 28, 2020 between the Company, Thursby Software Systems, LLC and East West Bank.

99.1	Press release dated January 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2020

Identiv, Inc.

By:	/s/ Sandra Wallach
Sandra Wallach
Chief Financial Officer